EXHIBIT 99.1

 Wits Basin Completes Iron Ore Joint Venture in China

MINNEAPOLIS--(BUSINESS WIRE)--Wits Basin Precious Minerals Inc. (OTCBB: WITM) is pleased to announce that China Global Mining Resources (BVI) Limited (CGMR), its 50/50 joint venture company with London Mining Plc, has completed the acquisition of two companies, Maanshan Xiaonanshan Mining Co., Ltd ("XNS") and Nanjing Sudan Mining Co., Ltd ("Sudan"), which own an iron ore mine and concentrator plant located in the Anhui and Jiangsu Provinces of the Peoples Republic of China. CGMR has now taken operational control of the assets and plans immediately to commence an extensive program to delineate further resources, improve productivity and reduce costs.

A Chinese standard resource of 31.2 million tonnes of magnetite ore averaging 23.6% total Fe for a portion of the XNS license area previously drilled was verified by SRK Consulting in July 2008 with the ore body remaining open at-depth and laterally. The joint venture has been granted an extension to the previous license area as part of government initiatives to rationalize ownership and increase domestic supply of iron ore. The extended license area is situated in a region of high geological prospectivity, indicated by the prolonged life of similar mines nearby. As a condition of completion of the acquisitions, CGMR has been granted the right to acquire a further iron ore mining company, Maanshan Zhaoyuan Mining Co Ltd ("Matang"), which is owned by the sellers of Xiaonanshan and Sudan.

The aggregate purchase price for the acquisitions is approximately $42.25M, which comprises an initial payment of $24.78M (subject to post closing adjustments) and a deferred payment of $17.48M. Additionally, one of the sellers will receive up to a further $53.95M under a consulting agreement which is payable by CGMR subject to available cash flow from the operations of Sudan and XNS after London Mining has recovered its initial investment. London Mining will receive a priority dividend until it has been repaid its full investment including transaction costs of $44.5M. London Mining will also receive a management fee of $5.5M in the first year and $4.5M thereafter during an extended period of development and integration.

The Sudan plant has an annual capacity of 400,000 tonnes of magnetite concentrate grading 62 to 64% following an expansion in June 2008. Production in 2008 from the XNS/Sudan complex was estimated to have been over 300,000 tonnes with sales revenues peaking at $130/t of concentrate. In early 2009, revenues averaged $85/t with operating costs averaging around $50 to $60/t. A three-fold increase in capacity to 1.2mtpa is planned by the end of 2011 funded entirely by incremental cash flow.

Operating margins are expected to remain robust as a result of the realization of significant cost savings from the expansion of existing operations with the close proximity to local steel mills enabling the operations to capture a transport related pricing premium for its concentrate. This premium is expected to be enhanced by the implementation of a more focused marketing strategy.

Graeme Hossie, Managing Director of London Mining said, "Our first investment in China provides us with immediate operating cash flow and accelerates our existing production profile. China is the world's largest steel producer and iron ore consumer by a significant margin and provides an excellent environment to grow our initial production platform. The recently announced Chinese domestic infrastructure programs provide opportunity for iron ore producers and London Mining aims to become a significant and reliable supplier of iron ore to the Chinese steel industry, both domestically and from other operations around the world. London Mining continues to focus on assets with potential for growth in geographies close to the intended markets with high margin sustainability. We are encouraged by the continued involvement of our Chinese partners and feel these relationships will generate unique opportunities for our global business.”
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About Wits Basin Precious Minerals Inc.

Wits Basin is a minerals exploration and development company holding interests in four exploration projects and currently does not claim to have any mineral reserves on any project. Its common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM." To find out more about Wits Basin Precious Minerals Inc. (OTCBB:WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors
Certain statements included in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and uncertainties relate to the Company and its subsidiaries, and include, among others, the ability to obtain or maintain regulatory approvals; the ability to obtain necessary financing; and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to update its forward-looking statements.

In addition, the exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves already discovered and recovered by others in the same region of the planned areas of exploration. Further, the cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks we face are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report.

Contact Information for Wits Basin Precious Minerals Inc.
Lighthouse Communications (866) 739-0390 or info@lhcom.bz
Wits Basin Chairman Vance White (866) 214-9486
Wits Basin CEO Stephen King (612) 490-3419